                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            FRC RACING PRODUCTS, INC.
                             (A NEVADA CORPORATION)

         The undersigned hereby certifies that he is the President and Secretary of FRC Racing Products, Inc., a Nevada corporation (the "Company"), and that (i) by resolutions duly adopted by the Board of Directors of the Company pursuant to written action effective as of December 1, 2000, the Company adopted the following restatement of its Restated Articles of Incorporation originally filed with the Secretary of State on the 18th day of April, 1995; and (ii) by resolutions duly adopted by a majority of the shareholders of the Company pursuant to written action effective as of December 1, 2000, the Company adopted the following restatement of its Restated Articles of Incorporation.

         This restatement was adopted unanimously by the Board of Directors, and by a majority of the shareholders of all classes of stock outstanding and entitled to vote thereon.

         Pursuant to NRS 78.390, the Articles of Incorporation of the Company are hereby restated to read in their entirety as follow:

                                ARTICLE I. NAME.

         The name of this Company is Results Technology Group, Corp.

                          ARTICLE II. REGISTERED AGENT.

         The name and address of the registered agent of the Company in Nevada is Corporation Trust Company of Nevada, 6100 Neil Road, #500, Reno, Nevada, 89511.

                         ARTICLE III. AUTHORIZED SHARES.

         The shares of Common Stock outstanding as of December 1, 2000 shall be reverse split on the basis of one (1) share for each twenty-two (22) shares outstanding. The aggregate number of shares of stock which the Company shall have the authority to issue is 100,000,000 shares of capital stock, having a par value of $.001 per share. The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the relative rights and preferences of said shares in any class or series. The Board shall also have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits or conversion of its outstanding shares. Fully paid stock of the Company shall not be liable for any further call or assessment.

                              ARTICLE VI. DIRECTORS

         The governing board of the Company shall be called directors, and the number of directors may from time to time be specified by the Bylaws of the Corporation at not less than one. Each director shall hold office until his or her successors have been duly elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Company.

                   ARTICLE V. LIMITATION OF DIRECTOR LIABILITY

         A director or officer of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for: (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of distributions in violation of Nevada Revised Statute Section 78.300. If Nevada Revised Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Company, in addition to the limitation on personal liability provided herein for directors, shall be limited to the fullest extent permitted by such amendment. Any appeal or modification of this Article by the shareholders of the Company shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Company existing at the time of such repeal or modification.


         WHEREFORE, they pray that the current Articles of Incorporation of FRC Racing Products, Inc. be amended and restated as herein provided.

         Dated this 10th day of December, 2000.


                                                   FRC RACING PRODUCTS, INC.


                                                   By:     /s/ Todd A. Duckson
                                                      -------------------------
                                                   Its: President and Secretary



                                       2